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                                                                  EXHIBIT 99.2
                                                                  PRESS RELEASE

Oak Technology Appoints William L. Housley as
President of its Optical Storage Group

SUNNYVALE, Calif. (2/26/99) --- Oak Technology (NASDAQ:OAKT), a provider of high-performance semiconductors for the optical storage, consumer electronics and digital office equipment markets, today announced that William L. Housley has joined the Company as President of its Optical Storage Group.

    Housley comes to Oak from Motorola's Semiconductor Products Sector in Austin, Texas, where he was Director of Business Operations for the Imaging and Storage Division. Prior to that, Housley was at Cirrus Logic, Inc., where he was Vice-President of the Mass Storage Controller Division and later, in the Graphics Division. Housley joins Oak with extensive experience in business unit management and marketing within the mass storage and CD-ROM controller industries.

    Oak has, in recent years, extended its proven market leadership in the CD-ROM controller arena into the emerging CD-RW market segment. Oak's first-generation CD-RW controller was designed into a majority of first generation CD-RW drives, and the Company's second generation integrated solution is expected to be used in CD-RW drives provided by several of the industry's leading manufacturers. Oak Technology plans to introduce the first of its integrated DVD controller solutions this calendar year.

    "Oak has a wealth of intellectual property and valuable customer relationships in the optical storage market," observed Housley. "It is a combination that is hard to beat and positions the Company to maintain leadership in the emerging CD-RW storage technology market."

    "Oak's technical expertise in the optical storage arena is long-standing and one that we are intent on furthering," stated Young Sohn, President and CEO of Oak Technology. "Emerging markets, such as CD-RW and DVD, continue to present Oak with new opportunities to reassert its market and technical leadership. As I begin my new role at Oak, I'm pleased to have Bill working with me to execute on this charter."

ABOUT OAK TECHNOLOGY

     Founded in 1987, Oak Technology, Inc. designs, develops and markets high-performance semiconductors and related software to original equipment manufacturers (OEMs) worldwide who serve the optical storage, consumer electronics, and digital office equipment markets. Oak has subsidiaries in Japan (Oak Technology K.K.); Taiwan (Oak Technology, Taiwan); Andover, Mass. (Pixel Magic, Inc.); Bristol, U.K. (Oak Technology Ltd.); and Munich,


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Germany (Oak Technology GmbH).  The Company completed its initial public offering in February 1995. Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.

     Oak Technology and the Oak logo are registered trademarks of Oak Technology, Inc. Pixel Magic is a trademark of Oak Technology. All other product names or company names are mentioned for identification purposes only, and may be trademarks of their respective owners.



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